                                                                    EXHIBIT 11.1

                                AMX CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE

                                                                                   YEAR ENDED MARCH 31,
                                                                           -------------------------------------
                                                                              1994         1995         1996
                                                                           -----------  -----------  -----------
Weighted average shares outstanding......................................    4,348,000    4,348,000    5,880,300
Effect of dilutive stock options-based on the treasury stock method......      334,068      640,107      492,452
Effect of dilutive stock options granted within one year of the initial public offering computed in accordance with the treasury stock method as
 required by the SEC (1)                                                       446,297      446,297      281,228
                                                                           -----------  -----------  -----------
Total common and common equivalent shares outstanding....................    5,128,365    5,434,404    6,653,980
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
    83, Common Stock issued and stock options granted at prices below the initial public offering price of $10 per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented using the treasury stock method.